UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

CTI Molecular Imaging Inc

(Name of Issuer)

Common

(Title of Class of Securities)

22943D105

(CUSIP Number)

12/31/2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Wachovia Corporation 56-0898180

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power

6.

 Shared Voting Power
2536348

7.

Sole Dispositive Power

8.

 Shared Dispositive Power
2534905

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 2536405

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 5.90%

12.

Type of Reporting Person (See Instructions)

Parent Holding Company (HC)

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Wachovia Bank, National Association

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

 Sole Voting Power
1750

6.

 Shared Voting Power
1280000

7.

 Sole Dispositive Power
250

8.

 Shared Dispositive Power
1280000

9.

 Aggregate Amount Beneficially Owned by Each Reporting Person.
1281750

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 2.98%

12.

Type of Reporting Person (See Instructions)

BK

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Wachovia Securities, Inc.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power

6.

Shared Voting Power

7.

 Sole Dispositive Power
57

8.

Shared Dispositive Power

9.

 Aggregate Amount Beneficially Owned by Each Reporting Person.
57

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 0.000%

12.

Type of Reporting Person (See Instructions)

IA

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Wachovia Capital Partners, Inc.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

 Sole Voting Power
1280000

6.

Shared Voting Power

7.

 Sole Dispositive Power
1280000

8.

Shared Dispositive Power

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 1280000

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 2.97%

12.

Type of Reporting Person (See Instructions)

OO

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Wachovia Investors, Inc.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power

6.

 Shared Voting Power
1254598

7.

Sole Dispositive Power

8.

 Shared Dispositive Power
1254598

9.

 Aggregate Amount Beneficially Owned by Each Reporting Person.
1254598

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 2.92%

12.

Type of Reporting Person (See Instructions)

OO

CUSIP No. 22943D105

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
First Union Merchant Banking, 1999 -II, LLC

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

 Sole Voting Power
1254598

6.

Shared Voting Power

7.

 Sole Dispositive Power
1254598

8.

Shared Dispositive Power

9.

 Aggregate Amount Beneficially Owned by Each Reporting Person.
1254598

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (9) 2.92%

12.

Type of Reporting Person (See Instructions)

OO

Item 1.

(a)

 Name of Issuer
CTI Molecular Imaging Inc

(b)

 Address of Issuer's Principal Executive Offices
 810 Innovation Drive
Knoxville, TN 37932

Item 2.

(a)

Name of Person Filing

Wachovia Corporation

Wachovia Bank, National Association

Wachovia Securities, Inc.

Wachovia Capital Partners, LLC

Wachovia Investors, Inc.

First Union Merchant Banking, 1999 - II, LLC

(b)

 Address of Principal Business Office or, if none, Residence
 One Wachovia Center
 301 S. College Street
Charlotte, North Carolina 28288-0137

(c)

 Citizenship
North Carolina

(d)

 Title of Class of Securities
Common Stock, Par Value $0.01 per share

(e)

 CUSIP Number
22943D105

Item 3.

If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[ ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[ ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[ ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[ ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)

[ ]

An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

(f)

[ ]

An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

(g)

[ ]

A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

(h)

[ ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[ ]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[ ]

Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

 If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4.

Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned: 2536405.

(b)

Percent of class: 5.90%.

(c)

Number of shares as to which the person has:

(i)

 Sole power to vote or to direct the vote
2536348.

(ii)

 Shared power to vote or to direct the vote
0.

(iii)

Sole power to dispose or to direct the disposition of 2534905.

(iv)

Shared power to dispose or to direct the disposition of 0.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.

Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Item 8.

Identification and Classification of Members of the Group

Not Applicable.

Item 9.

Notice of Dissolution of Group

 Not Applicable.

Item 10.

Certification

(a)

The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/2003 02/14/2000

Date

Wachovia Corporation

Wachovia Bank, National Association

Wachovia Securities, Inc.

Wachovia Capital Partners, LLC

Wachovia Investors, Inc.

First Union Merchant Banking, 1999 - II, LLC

________________________________

Signature

Vice President and Trust Officer

Name/Title

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(c). Each is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2003

Wachovia Corporation

Wachovia Bank, National Association

Wachovia Securities, Inc.

Wachovia Capital Partners, LLC

Wachovia Investors, Inc.

First Union Merchant Banking, 1999 - II, LLC

By: /s/ Karen F. Knudtsen

Karen F. Knudtsen

Vice President

Wachovia Fiduciary Compliance Group